As filed with the Securities and Exchange Commission on
                          November __, 2000
                     Registration No. ___________

                 SECURITIES AND EXCHANGE COMMISSION
                       WASHINGTON, D.C.  20549

                              Form S-8
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        FOODVISION.COM, INC.
       (Exact Name of Registrant as Specified in Its Charter)

         Delaware                                  58-2466626
(State of Incorporation)                     (I.R.S. Employer ID No.)

                 2275 Northwest Parkway, Suite 150-A
                      Marietta, Georgia, 30067
                         (770) 690-8385
                (Address and Telephone Number of
                   Principal Executive Offices)

     Issuance of Shares to Robert J. Mottern for Legal Services
                     (Full title of the plan)

                    Paul R. Smith, President
                       Foodvision.com, Inc.
             2275 Northwest Parkway, Suite 150-A
                      Marietta, Georgia 30067
                     Telephone: (770) 690-8385
             (Name and address of agent for service)

                           COPIES TO:
                     Robert J. Mottern, Esq.
                 Mottern, Fisher & Goldman, P.C.
                1900 Century Place, N.E., Suite 100
                      Atlanta, Georgia 30345
                     Telephone: (404) 634-2808

========================================================================
                    CALCULATION OF REGISTRATION FEE
========================================================================
  Title of      Amount to be      Proposed      Proposed     Amount of
 Securities      Registered       Maximum       Maximum     Registration
   to be                          Offering      Aggregate      Fee
 Registered                       Price Per     Offering
                                  Share(1)      Price
 ----------    -------------      ---------    ----------   ------------
 Common            300,000         $0.14       $42,000        $11.09
 Stock             shares

(1) Calculated based on Rule 457 under the Securities Act of 1933, as amended, solely for the purposes of calculating the registration fee and based upon the closing bid price of the Common Stock as reported through the OTC Bulletin Board on October 25, 2000.

                            PART I

ITEM I.     Plan Information.

Not required to be filed with this Registration Statement.

ITEM 2.     Registrant Information and Employee Plan Annual Information.

Not required to be filed with this Registration Statement.

                             PART II

         INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.      Incorporation of Documents by Reference.

The following documents are incorporated by reference in this registration statement:

(a) Registrant's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, filed pursuant to Section 13(a) of the Securities Exchange Act of 1934, as amended;

(b) Registrant's Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2000 and June 30, 2000;

(c) all other reports, if any, filed by the Registrant pursuant to Section 13(a) of the Securities Exchange Act of 1934 since the end of the fiscal year ended December 31, 1999.

(d) from the date of filing of such documents, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the
Securities Exchange Act of 1934, as amended, after the date of this Registration Statement and before the filing of a post-effective amendment to this Registration Statement that indicates that all securities covered by the Registration Statement have been sold or that deregisters all securities covered by the Registration Statement then remaining unsold.

(e) the description of the Registrant's common stock contained in the Form 8-K filed on February 4, 2000.

ITEM 4.      Description of Securities.

     The Common Stock to be offered is registered under Section 12 of the Securities Exchange Act of 1934.

ITEM 5.      Interests of Named Experts and Counsel.

     Counsel for the Registrant, Mottern, Fisher & Goldman, P.C., has rendered an opinion to the effect that the Common Stock offered hereby, if and when issued, will have been validly issued, fully paid, and nonassessable. Robert J. Mottern is a shareholder, director, and officer of Mottern, Fisher & Goldman, P.C.

ITEM 6.      Indemnification of Directors and Officers.

     Section 102(b) of the Delaware General Corporation Law authorizes a corporation to provide in its Certificate of Incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach or alleged breach of the director's "duty of care." While this statute does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The statute has no effect on a director's duty of loyalty or liability for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, illegal payment of dividends or stock redemptions or repurchases, or for any transaction from which the director derives an improper personal benefit. At this time, the Registrant's Certificate of Incorporation does not include a provision limiting the personal liability of directors to the Company and its stockholders for monetary damages. However, the Registrant's Certificate of Incorporation does include a provision limiting the liability of officers and directors arising out of contracts between the Registrant and an officer or director (or any entity in which he has an interest), provided that the officer or director acted in good faith.

     Section 145 of the General Corporation Law of the State of Delaware provides for the indemnification of officers, directors, employees and agents of a corporation. The By-Laws of the Registrant provide for indemnification of the Registrant's directors and officers in connection with the defense of any litigation to which they may be a party because they were directors or officers of the Registrant except where the director or officer did not act in good faith or in a manner opposed to the best interests of the Registrant. The Registrant may not indemnify any officer or director who is adjudged liable to the Registrant, or any who is adjudged liable on the basis that he/she received an improper personal benefit, unless the court determines that he/she is entitled to indemnification based on the circumstances of the case. The Registrant may advance expenses to a director or officer potentially entitled to indemnification in advance of a final disposition of the matter if indemnitee furnishes a written affirmation that he/she in good faith met the standard of conduct for indemnification, and he/she undertakes to repay any advances if it is ultimately determined that he/she is not entitled to indemnification.

     Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act. However, Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law, the Registrant's Certificate of Incorporation, the Registrant's By-Laws or any indemnification agreements of the Registrant with its directors and officers, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7.      Exemption from Registration Claimed.

     Not applicable.

ITEM 8.      Exhibits.

Exhibit No.                     Exhibit

5                 Opinion re Legality

23.1 Consent of Gross Collins to the use of its opinion included in the Annual Report of the Registrant on Form 10-KSB for the fiscal year ended December 31, 1999.

23.2 Consent of Mottern, Fisher & Goldman, P.C. to the filing of its opinion with respect to the legality of the securities being registered hereby (included in Exhibit No. 5)

ITEM 9.      Undertakings.

(a)   The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                              SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia, on October 30, 2000.

                                   FOODVISION.COM, INC.

                                   By:  /s/ Paul R. Smith
                                        Paul R. Smith
                                        President

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                   Title                          Date


/s/ Paul R. Smith       Chairman, Chief             October 30, 2000
                        Executive Officer and
                        Chief Financial Officer


/s/ Raj Kalra           Director and President      October 30, 2000